Exhibit 10.1

WK KELLOGG CO

ANNUAL INCENTIVE PLAN

1.	Purpose

The purpose of the WK Kellogg Co. (“Company”) Annual Incentive Plan (“AIP”) is to encourage Participants to achieve the objectives of WK Kellogg Co. through financial incentives aimed to improve the overall success and profitability of the Company.

2.	Administration

The responsibility for the overall administration and interpretation of the AIP (and related documents) rests with the Company’s Chief Executive Officer (the “CEO”) or his/her designee. The CEO has complete discretion as to all matters pertaining to administration and interpretation of the AIP (and related documents), unless otherwise specified herein. The determinations and actions of the CEO as to the administration and interpretation of the AIP (and related documents) shall be final and binding on all parties. Notwithstanding the foregoing, the Performance Measures for each Plan Year and goals for the Company under the AIP shall be identical to the performance measures and goals for the Company that have been established by the Compensation and Talent Management Committee of the Company’s Board of Directors (the “Committee”) for the senior executive officers.

The AIP is annual and discretionary. The AIP does not guarantee any payout.

3.	Eligibility For Participation

Eligibility for participation in the AIP shall be open to all regular, full-time, and part-time salaried employees of WK Kellogg Co. Hourly workers, project employees, and employees who waive eligibility to participate in the AIP, are specifically excluded from AIP participation. Employees of the Company who are participants in any other cash-based Company incentive plans are ineligible to participate in the AIP.

All decisions pertaining to AIP eligibility shall be at the discretion of the CEO or his/her designee. The CEO has full and complete latitude to permit or deny AIP participation for any reason at any time. Eligibility decisions of the CEO shall be final and binding on all parties.

Participation begins on the date the employee satisfies the eligibility criteria set forth in this Section 3 (subject to the limitations set forth in Section 4 below), and on such date the employee shall become a “Participant.” Participation in the AIP shall end on the date that an employee is removed (voluntarily or involuntarily) from an eligible position (except as otherwise provided in Section 4.E.), or the date that the AIP is terminated or amended in a manner that ends the employee’s participation for any reason.

Participants who are new hires or are transferred or promoted into an AIP-eligible position during a Plan Year may be eligible for a pro-rata Incentive Award for that Plan Year based on the number of calendar days of participation during the Plan Year, in accordance with Section 4.E. below. However, individuals who are hired into an AIP-eligible position on or after October 1 of a Plan Year are not eligible for participation in the AIP for that Plan Year, unless authorized by the CEO.

4.	Plan Administration

A. General Procedures

The Company’s performance metrics shall be measured for the Plan Year to determine Incentive Award opportunities. No Incentive Award shall be earned until all the procedural and discretionary determinations described in this document have been made. Incentive Awards for a Plan Year shall be calculated and paid as provided below.

B. Plan Elements and Individual Performance Adjustments

a. KEY ELEMENTS: In general, Participants may be eligible for Incentive Awards based on the following key elements:

• Target Bonus - The “Target Bonus” is the target annual Incentive Award a Participant is eligible to receive for the applicable Plan Year. The Target Bonus is based on the Participant’s job and represented as a percentage of the Participant’s annual base salary.

• Business Performance Factor - Is intended to measure the Company’s financial and operational performance and therefore the performance results of the Company will be used to determine the Participants Incentive Award. The Company has financial and operational metrics, including, without limitation, cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; net sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue, any of which may be (i) measured in absolute terms or compared to any incremental increase, (ii) measured in terms of growth, (iii) compared to another company or companies or to results of a peer group, (iv) measured against the market as a whole and/or as compared to applicable market indices and/or (v) measured on a pre-tax or post-tax basis (if applicable)(the “Performance Goals” and each a “Performance Goal”). Each Performance Goal has a weighting and a payout factor. The payout factor is determined by comparing the Company’s actual performance results to the Performance Goals. WK Kellogg Co. Leadership Team (“LT”), or its designee, shall determine the appropriate components for the Business Performance Factor.

• Purpose Driven Culture Metrics – are qualitative components of the Business Performance Factor which indicate any non-financial performance measure(s) (i.e., Consumer Complaints/People Safety/Food Quality/People Engagement and Inclusion). Although not part of the calculation, the Committee may make a determination that it is appropriate to increase or decrease the funding of Incentive Awards on either a companywide basis or for a particular department/area based on the actual attainment or lack of attainment of the goals associated with the non-financial performance measures listed above.

The combined performance achievement for all these components, as appropriately weighted, shall determine whether the Participant shall receive an Incentive Award. The Participant’s Incentive Award shall range from 0% up to 200% of the Target Bonus, depending upon results achieved.

b. PERFORMANCE TARGETS: Performance target measures shall be established annually. Three levels of performance targets shall be set: (i) a Threshold Level, (ii) a Target Level; and (iii) a Maximum Level.

If the weighted average of a component’s performance under the Business Performance Factor fails to meet the Threshold Level, the portion of the Incentive Award tied to that component shall not result in any amount payable to the Participant. The CEO reserves the right to modify the performance targets during any Plan Year in recognition of extraordinary events. Extraordinary events shall be defined as any event that is outside the normal operations of the Company, including significant corporate transactions.

c. INDIVIDUAL PERFORMANCE ADJUSTMENTS: The final calculation of a Participant’s Incentive Award is also subject to adjustment based upon the individual performance rating for the Plan Year that has been assigned to the Participant by his/her Manager. Individual performance ratings range between “1” and “5,” with “5” reflecting the highest performance and “1” the lowest performance. A Participant’s Incentive Award may be increased by up to 60% of such Participant’s Target Bonus or decreased to 0% of such Participant’s Target Bonus based on the Participant’s individual performance rating for a Plan Year.

A Participant’s Incentive Award shall be increased or decreased in accordance with the recommendation made by his or her Manager; however, the CEO may, at his/her sole discretion, adjust any Participant Incentive Awards. These adjustments for individual performance serve as an addition or reduction to any payment determined by the Business Performance Factor results described above. Furthermore, and in any case, the maximum Incentive Award for Participants in the Plan is 200% of his/her Target Bonus. No Incentive Award will be paid for a Participant receiving a “1” performance rating.

C. Determination of Other Factors

For each Plan Year, the CEO shall establish, in his/her sole discretion, any other terms and conditions relevant to the determination of a Participant’s Incentive Award, including the weighting of the components (and the weighting of the performance measures for each such component) in the calculation of an Incentive Award. The CEO shall also have the ability, in his/her sole discretion, to consider additional or prorated Incentive Awards for Participants who were promoted during the relevant Plan Year and for Participants on extended leaves of absence. Furthermore, for the non-senior executive officers, the CEO or his delegee may add or eliminate metrics for all or a portion of such individuals for any Plan Year but must do so by February 28 of such year.

D. Calculation and Payment of Incentive Awards

After the audit of the financial results of the Company for the Fiscal Year ending closest to the end of the relevant Plan Year, the CEO shall determine, in his/her sole discretion, the extent to which the goals under the AIP have been achieved.

Incentive Awards shall be calculated based on the actual results under each Performance Goal (up to 200%) and achievement of the Purpose Driven Culture Metrics (Consumer Complaints/Food Quality/People Safety and People Engagement and Inclusion) shall be evaluated to determine if a change in funding may apply companywide or to a particular department or area as such performance is determined in the sole discretion of the Committee for the CEO and senior executive officers, and CEO for the remainder of the Plan participants. For performance that falls between the Threshold and Target Levels, or between the Target and Maximum Levels, the Incentive Awards shall be correspondingly adjusted by straight-line interpolation.

The Participant’s annual rate of base salary at the end of the Plan Year shall be used in calculating his/her Incentive Award for that Plan Year. As described in Section 4.B(c) above, an Incentive Award may be adjusted on account of the Participant’s individual performance rating. In no event, however, shall the Incentive Award for any Participant be greater than 200% of his/her Target Bonus (and will be zero for “1” rated employees).

Except as otherwise provided in Section 4.E. below, Incentive Awards shall be paid no later than the March 15 following the end of the relevant Plan Year, after finalization of the Company’s financial results and release to the public.

The CEO reserves the right to increase, reduce or eliminate an Incentive Award with respect to any Participant other than a senior executive officer, in his/her sole discretion, and any such modification shall be binding upon all parties. With respect to the CEO and the other senior executive officers, the Committee reserves the right, within its sole discretion, to reduce or eliminate any Incentive Award payable to the CEO or any other senior executive officer, and any such modification shall be binding upon all parties. Except to the extent expressly permitted in the applicable plan document, Incentive Awards shall not be eligible for inclusion as part of compensation or salary under any Company employee benefit plan.

E. Effect of Termination (Death, Disability, Retirement or Separation), Promotion, New Hire/Transfer, and Inactive Employment Status

The provisions described within this Section 4.E. specifically apply to participants on U.S. payroll and generally to all other Participants in Canada or Mexico; however, some deviation in these provisions may occur for non-U.S. payroll Participants, and in these cases Human Resources Management shall determine the treatment for the specific circumstance in accordance with local practices.

a. TERMINATION DUE TO DEATH: If a Participant dies during a Plan Year, a prorated Incentive Award may be paid with respect to the Participant for that Plan Year, based on the Target Bonus established for the Participant for the Plan Year (i.e., no Business Performance Factor results, or individual performance rating factors shall be applied). The award shall be prorated for the number of calendar days actively employed (i.e., the number of days employed prior to death) during the Plan Year. In this circumstance, payment shall be made as soon as administratively practical (typically within 90 days of the precipitating event).

If a Participant dies after the end of a Plan Year, but prior to payment of Incentive Awards for that Plan Year, the award calculation shall include the impact of Business Performance Factor and individual performance rating factors, as applicable. In this circumstance the Incentive Award shall be paid at the same time Incentive Awards for that Plan Year are paid to active Participants.

b. TERMINATION DUE TO DISABILITY: If a Participant experiences an involuntary termination of employment due to his/her “disability” (as defined in the long-term disability program covering the Participant) during a Plan Year, he/she shall be eligible to receive a prorated Incentive Award for that Plan Year. The award shall be prorated for the number of calendar days actively employed (i.e., the number of days employed prior to disability) during the Plan Year.

The Incentive Award for a Participant who becomes disabled during a Plan Year shall be at the same time Incentive Awards for that Plan Year are paid to active Participants.

c. TERMINATION DUE TO RETIREMENT: If a Participant elects to “Retire,” as defined below, , the Participant shall be eligible to receive a prorated Incentive Award for that Plan Year, which shall be calculated based on Business Performance Factor results only, (i.e., no individual performance factor shall be applied). The award shall be prorated for the number of calendar days actively employed (i.e., the number of days prior to the Participant’s retirement date) during the Plan Year.

If a Participant Retires after the end of a Plan Year, but prior to payment of Incentive Awards for that Plan Year, the award calculation shall include the impact of Business Performance Factor results and individual performance rating factors as applicable.

Incentive Awards for Participants who Retire during a Plan Year shall be paid at the same time Incentive Awards for that Plan Year are paid to active Participants.

“Retire” shall mean a Participant terminates employment with the Company on or after the date the Participant has attained age 55 with at least five years of service with the Company and the Participant’s combined age and years of service equal at least 65. For example, a Participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65. For purposes of this definition, if a Participant transferred from Kellanova to the Company as of the date the Company was spun off, service with Kellanova shall be credited under this Plan.

d. INVOLUNTARY SEPARATION: If a Participant experiences an involuntary termination of employment during a Plan Year for a reason not described in subsection E.(a) or (b) above, he/she shall not be entitled to receive an Incentive Award for that Plan Year, except as required under any plan or agreement associated with the Participant’s termination, including an agreement related to a change of control or severance plan. In addition, the CEO reserves the right, in his/her sole discretion, to provide, on an exception-only basis, an Incentive Award to any Participant other than the CEO or any senior executive officer who experiences an involuntary termination of employment during a Plan Year who would not otherwise be eligible for an Incentive Award for that Plan Year and may require such participant to sign a general release in a form acceptable to the Company; provided, however such benefits shall not be duplicative of any benefits provided under the Company’s severance plan.

If an Incentive Award is made under the provisions described within this Section 4.E.(d), the award shall be calculated based on the Business Performance Factor results only (i.e., no individual performance rating factor shall be applied), but the award shall be prorated for the number of calendar days actively employed (i.e., the number of days employed prior to the termination) during the Plan Year.

Except as otherwise provided in any applicable agreement associated with a Participant’s termination, Incentive Awards for Participants who experience an involuntary termination during a Plan Year shall be paid at the same time Incentive Awards for that Plan Year are paid to active Participants.

e. RESIGNATION: Participants who voluntarily terminate their employment during a Plan Year for a reason not described in subsection E.(c) above shall not be entitled to receive an Incentive Award for that Plan Year.

Participants who terminate employment after the end of a Plan Year but prior to payment of the Incentive Award, if any, for that Plan Year are eligible for Incentive Award consideration for that Plan Year.

f. PROMOTION, NEW HIRE, TRANSFER OR DEMOTION: An employee who becomes eligible to participate in the AIP after January 1 of a Plan Year, and prior to October 1, may be eligible to receive an Incentive Award calculated based on the actual full-year performance results, but prorated for the number of calendar days of participation in the Plan Year.

If a Participant moves to a higher or lower AIP target during the Plan Year, the Participant’s Incentive Award for the Plan Year, if any, shall be calculated for each role based on the actual full-year performance results, and the calculations shall then be prorated for the number of calendar days of participation in each role during the Plan Year.

If a Participant moves to a non-participating position (i.e., out of an AIP-eligible position) during a Plan Year, the Participant’s Incentive Award for that Plan Year, if any, shall be calculated based on the actual full-year Business Performance Factor results and individual performance rating adjustment factor, but prorated for the number of calendar days of participation during the Plan Year.

Individuals who are hired, transferred, or initially promoted into an AIP-eligible position on or after October 1 of a Plan Year are not eligible for an Incentive Award for that Plan Year, unless authorized by the CEO. This exclusion does not apply to those employees who transfer to an AIP-eligible position from a position that was also incentive eligible so long as such Participant was employed by the Company prior to October 1 of a Plan Year. Employees in this situation shall be eligible for pro-rata Incentive Award consideration based on the number of calendar days in the AIP-eligible position.

g. INACTIVE EMPLOYMENT: If a Participant continues to be employed but goes on inactive status during the Plan Year, his/her Incentive Award, if any, shall be calculated based on the actual full-year performance results, but prorated for the number of calendar days he/she was an active employee during the Plan Year. Participants are considered active employees if they are currently being paid an annual base salary from the Company.

Participants on a leave of absence (excluding Personal, Religious or Sabbatical Leave) shall continue to be considered active for purposes of the AIP through the 90th day of such absence. If a Participant experiences multiple leaves of absence during a Plan Year, the Participant shall not be credited with more than 90 days of active status for those combined periods of absence.

5. Amendment or Termination.

The AIP is effective January 1, 2024. The AIP is subject to amendment, modification, or termination, including retroactively, at the sole discretion of the Company.

6. No Enlargement of Employee Rights.

No Participant or other person shall have any right to receive an Incentive Award under the AIP except in accordance with the terms of the AIP. Establishment of the AIP shall not be construed to give any Participant the right to be retained in the service of the Company or any of its subsidiaries.

The AIP is annual and discretionary. The AIP does not guarantee any payout.

7. Withholding.

The Company reserves the right to withhold from any cash payable under the AIP any amounts that it is either required by law or permitted by law to withhold.

8. Corporate Successors.

The AIP shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity. But the AIP shall be continued after such sale, merger, or consolidation only if and to the extent that the transferee, purchaser, or successor entity agrees to continue the AIP.

9. Financing.

The AIP has been established as a payroll practice for the sole purpose of providing benefits to the Participants. The AIP shall always be unfunded, and benefits under the AIP shall constitute general obligations of the Company. Participants shall have only an unsecured right to payment thereof out of the Company’s general assets.

10. Suspension, Termination of Participation, or Repayment.

If at any time the CEO, including any person authorized pursuant to Section 2 above (any such person, an “Authorized Officer”), reasonably believes that a Participant has committed an act of misconduct as described in this Section 10, the CEO or an Authorized Officer may suspend the Participant’s right to receive an Incentive Award from the AIP pending a determination of whether an act of misconduct has been committed. If the CEO or an Authorized Officer determines a Participant has engaged in any activity that is contrary or harmful to the interest of the Company or any of its subsidiaries, including, but not limited to: (i) conduct relating to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought, (ii) breaching the Participant’s fiduciary duty or deliberately disregarding any of the Company’s (or any of its subsidiaries’) policies or code of conduct, (iii) violating the Company’s insider trading policy, (iv) accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity or person that is in competition with or acting against the interests of the Company or any of its subsidiaries, (v) directly or indirectly soliciting, hiring, or otherwise encouraging any present, former, or future employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries, (vi) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, or (vii) participating in a hostile takeover attempt of the Company, participation in the AIP and all rights thereunder shall terminate immediately without notice effective as of the date on which the Participant performs such act of misconduct, unless terminated sooner by operation of another term or condition of the AIP.

In addition, if the CEO determines that a Participant engaged in an act of fraud or intentional misconduct during his/her employment that caused the Company to restate all or a portion of the Company’s financial statements, the Participant may be required to repay to the Company, in cash and upon demand, the Incentive Award payment for the Plan Year of any restatement. The return of the Incentive Award payment is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct. For a Participant who is an executive officer for purposes of Section 16 of the Exchange Act, the determination of the CEO shall be subject to the approval of the Board of Directors.

The rights contained in this Section 10 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the Clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).

APPENDIX A

GLOSSARY OF TERMS

1. “Maximum Level” means the achievement of 200% or above the Target Level established for the Business Performance Factor.

2. “Plan Year” means the calendar year.

3. “Target Level” means the “target” performance level (or other reasonably expected median Performance Goal) established for the applicable Performance Goal(s) of a Business Performance Factor.

4. “Threshold Level” means the achievement of the minimum percentage allowable under the AIP of the Target Level established for the applicable Performance Goal(s) of a Business Performance Factor.